Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of January 28, 2019, by and between Innovative Food Holdings, Inc., a Florida corporation (the “Company”), and Sam Klepfish (“Executive”).

WHEREAS, the Company recognizes that the Executive has had and is expected to continue to have a critical and essential role in guiding the Company and in developing the Company’s business;

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement which shall supersede all previous employment agreements regarding the Executive’s service as an officer, director and employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      Position and Duties.

(a) The Executive shall serve as the Chief Executive Officer (“CEO”) of the Company reporting to the Company’s Board of Directors (the “Board”). The Executive shall primarily work out of any office he deems appropriate.

(b) The Company agrees to propose to the shareholders of the Company at each appropriate meeting of such shareholders during the Term and any Renewal Term (as such terms are defined below), the election and reelection of the Executive as a member of the Board. In addition, in his capacity as the Company’s CEO, the Executive shall either serve as a director, manager, member and senior executive officer of each of the Company’s subsidiaries or affiliates, or shall alone act on the Company’s behalf in the Company’s capacity as member, manager, shareholder, partner, or otherwise as interest holder in respect of any and all of the Company’s subsidiaries and affiliates, except that the Executive himself may delegate such function or appoint another in his stead.

(c) The Executive shall have such duties, authority and responsibilities as are consistent with the role of CEO and as may be set forth in the Bylaws of the Company on the date hereof. Executive shall only have duties as arise from this Agreement and any duties or obligations to the Company under any previous employment agreement are hereby cancelled. For purposes of the applicability of the Company’s compensation plans to the Executive, Executive shall be considered an “employee.” Nothing herein shall require the Executive to devote more than a substantial amount of his business time to the performance of his duties hereunder. Accordingly, the Executive shall be entitled to (i) serve as an advisor or member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) manage the Executive’s personal and family investments, and (iv) engage in and/or have an ownership interest in other businesses. In addition, the Executive has disclosed to the Company his involvement in entities and investments other than the Company (collectively, the “Outside Activities”). The Executive is permitted to continue to engage in the Outside Activities. The Company shall also permit the Executive to engage in other business related activities provided that the Executive agrees to disclose to the Board any actual or potential conflict of interest arising out of any such activities.

2. Term. This Agreement and Executive’s employment hereunder shall be for an initial term of three (3) years (“Initial Term”) commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). Thereafter, at the election of the Executive or the Company, this Agreement may be extended for an additional two (2) years (the “First Extension”). Thereafter, the Term shall continue for an additional two-year period unless, at least one hundred and eighty (180) days before the expiration of the First Extension, the Company provides notice in writing to the Executive that the Term shall not be further extended. Each such extension shall be referred to as a Renewal Term. The date upon which this Agreement would terminate if both extensions are elected shall be referred to as the Expiration Date.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $300,000 subject to applicable withholdings (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. On each calendar year the Base Salary will increase no less than $25,000 (“minimum”). The Compensation Committee of the Board (“Compensation Committee”) shall review the Base Salary annually and may increase the Base Salary more than the minimum, and the term “Base Salary” shall refer to such increased amount.

(b) Annual Bonus. During the Term, the Executive may receive an annual cash bonus or equity grant, in respect of each full or partial fiscal year of the Company occurring during the Term, any Stock Compensation (as defined in Exhibit B), as well as other cash and/or stock bonuses, as determined in the sole discretion of the Compensation Committee shall be based on its assessment of the Company and individual performance in relation to performance targets, a subjective evaluation of Executive’s performance or such other criteria as may be established (the “Annual Bonus”).

(c) Milestone Bonuses. In addition to any other compensation to which the Executive is entitled, upon the Company obtaining any of the milestones set forth on Exhibit A hereof, Executive will be entitled to awards of common stock calculated in accordance with Exhibit A hereof. Any such award of common stock shall be subject to the terms of the applicable Award Agreement, in the form attached hereto as Exhibit D.

(d) Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus plans, policies, practices, policies and programs adopted by the Company and applicable generally to senior executives and employees of the Company. At Executive’s request, the Company shall, at the Company’s expense, set up a retirement plan for executives and senior officers of the Company.

(e) Equity Incentive Plan. The Executive shall be granted the equity rights set forth on Exhibit B. Additionally, the Executive shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Company and applicable generally to other senior executives and employees of the Company. When used in this Agreement “Fair Market Value” shall mean: (1) If the Company’s common stock (the “common stock”) is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the common stock, the closing or, if not applicable, the last price of the common stock on the composite tape or other comparable reporting system for the last trading day prior to the applicable date; (2) If the common stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the common stock for the trading day referred to in clause (1), and if bid and asked prices for the common stock are regularly reported, the mean between the bid and the asked price for the common stock at the close of trading in the over-the-counter market for the trading day on which common stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and (3) If the common stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Compensation Committee and the Executive, in good faith, shall determine.

(f) Equity Repurchase. The Executive shall also have the option during each calendar year that this Agreement is in affect to require the Company to purchase up to 200,000 shares of common stock issued by the Company to the Executive or acquired by Executive via vested options at the Fair Market Value of such shares on the date of such request (“Stock Repurchase Rights”). Provided, however, that upon execution of this Agreement the Executive shall have Stock Repurchase Rights for calendar year 2018 as well. Any unused Stock Repurchase Rights shall be rolled forward to be used in future years. The Company will complete the purchase and funds will be wired to Executive within two business days after Executive submits a purchase request. All shares of common stock issued to the Executive by the Company, pursuant to this Agreement or any other issuance, shall, at request of the Executive, be registered for resale on a registration statement filed with the Securities and Exchange Commission on a Form S-8. The Company shall cooperate with the Executive in the implementation of any 10b-5 plan to allow the Executive to sell his shares.

(g) Business Expenses. The Company shall promptly reimburse the Executive for all reasonable business-related expenses incurred in connection with the performance of the Executive’s duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(h) Insurance. The Company shall provide the Executive with health insurance for the Executive and his dependents. The insurance coverage provided shall be not less than what the Executive has prior to this Agreement and in any event not less than 100% coverage at the highest available family plan available from the Company’s current benefits provider for NY State Residents. At a minimum Health will include 100% coverage of medical, dental, vision, and 100% coverage of long-term disability for Executive’s entire Base Salary and accidental death and/or dismemberment. The Company will also provide Executive with $2,500,000 of life insurance with an insurance company rated “A” or higher. Should the Executive elect to not utilize any of the benefits described in this paragraph or any benefits described elsewhere in this Agreement, then the Company will pay to the Executive the equivalent value of such insurance plan or benefit.

(i) Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company and any benefits or covered expenses included in all previous employment agreements between the Company and the Executive. Executive shall also receive the same compensation as other members of the Company’s Board for his service on the Board. Should the Executive defer such benefits for one year it shall not be deemed deferred for any other year.

(j) Vacation. The Executive shall be entitled to accrue up to 21 paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives and employees. Any unused vacation days shall be rolled forward to be used in future years.

(k) Sick Days. The Executive shall be entitled to accrue up to 6 paid sick days in each year, which shall be accrued ratably. Any unused sick days shall be rolled forward to be used in future years.

(l) Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes and requirements.

(m) Direct Payment. To the extent practical, at the request of the Executive, all benefits granted hereunder will be paid directly by the Company to the vendor.

(n) Shares in lieu. In lieu of cash for any payments due to the Executive including all payments due upon termination of this Agreement, the Executive may elect to receive shares of the Company’s common stock valued at the Fair Market Value based upon the date such cash should have been paid to the Executive. The election can be made from 30 days before and 60 days after the date such cash should have been paid to the Executive.

(o) Directed Payment. To the extent permitted by law and the Company’s 2011 Stock Option Plan, the Executive may forgo any payment, option grant, or stock grant due hereunder and direct the Company to pay the gross amount of such payment to a third party. To the extent permitted by law, the Executive may defer any payment of any kind due under this Agreement including any non-cash payments, hereunder to such later time as determined by the Executive.

4. Termination. The Executive’s employment may be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any rolling consecutive 12-month period. Notice of termination for Disability shall not take effect unless notice of at least 90 days is provided to the Executive. Such notice may not be given (and the Disability not deemed to have occurred) until the Disability is first confirmed in writing by a medical professional mutually acceptable to both the Executive and the Compensation Committee.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or willful other material dishonesty with respect to the affairs of the Company or any of its affiliates; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Company. Provided that any such Cause, except for Cause pursuant to subsection 4(c)(iii), shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) a meaningful opportunity to be heard before the Board with the Executive’s counsel present at least two business days prior to the Board’s decision to provide a Termination for Cause notice the Executive.

(d) Termination by the Company without Cause. The Company may not terminate the Executive’s employment during any Term or Renewal Term without Cause.

(e) Termination by the Executive for Any Reason. The Executive may terminate his employment at any time for any reason.

(f) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s responsibilities as CEO; (iii) the assignment of duties to the Executive materially inconsistent with his position as CEO; (iv) the requirement that the Executive relocate his primary place of employment from Executive’s current location, (v) the Company shall have had a Change in Control (as defined below); (vi) Executive receipt of a termination notice from the Company seeking to terminate the Executive’s employment in violation of Section 4(d); or (vii) the Company’s material breach of this Agreement. For the purposes of this Agreement a “Change in Control” shall mean any of the following to occur: (1) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Company, by contract or otherwise) in excess of 15% of the voting securities of Company, (2) Company merges into or consolidates with any other person, or any person merges into or consolidates with Company and, after giving effect to such transaction, the stockholders of Company immediately prior to such transaction own less than 50% of the aggregate voting power of Company or the successor entity of such transaction, (3) if the Executive ceases to be a director of the Company for any reason except a voluntary resignation by the Executive, (4) Company sells or transfers all or substantially all of its assets to a non-affiliated person or entity, (5) during the term of this Agreement individuals, who at the time of the signing of this Agreement, constitute the Board, cease for any reason to constitute a majority of the Board, (6) replacement at one time or within a five year period of one-half or more of the members of the Board, (7) an actual or threatened contested proxy, including but not limited to, the actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, (8) a person or group of people acting in concert to acquire, manage, vote or otherwise exercise control over 15% or more of the outstanding common stock of the Company, (9) the Company not nominating the Executive for reelection as a director, or (10) the execution by Company of an agreement to which Company is a party or by which it is bound, providing for any of the events set forth in clauses (1) through (9) above. A Change in Control shall be deemed to have occurred after any action taken in furtherance of such event or if the Change in Control occurs as a result of a change in circumstances without any specific action taken.

(g) Expiration. Executive’s employment shall terminate on the final day of the Term if there is no election to renew the Term or renew the Renewal Term.

(h) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), 10 business days after which the Company provides the Executive a written termination following the end of any Cure Period; (iv) if, despite the restriction against doing so under Section 4(d), the Company terminates the Executive’s employment without Cause, 30 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive terminates or resigns his employment without Good Reason under Section 4(e), immediately upon notice to the Company from the Executive, or such later date as set forth in the notice, regardless of any termination notice given at any time by the Company to the Executive; (vi) if the Executive terminates or resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a written termination notice regardless of any termination notice given at any time by the Company to the Executive, except the Termination Date shall be the last day of any relevant Cure Period, if applicable. Provided further, the Executive must terminate within one (1) year of the event, act, or omission giving rise to such termination with each such event, act, or omission having its own one-year time period; and (vii) the Expiration Date if the Executive’s employment terminates under Section 4(g). If an occurrence of any event or any change in circumstances described in Section 4(f) occurs at any time prior to the Termination Date, the Executive may exercise his rights under Section 4(f)

regardless of any exercise by the Company of its rights under this Agreement or any other agreement, whether any such exercise by the Company of any of its rights occurs before or after Executive's exercise of his rights under Section 4(f). If more than one Termination Date is applicable hereunder, Executive shall select the Termination Date.

5. Compensation upon a Good Reason, Change in Control or Termination.

(a) Termination by the Company for Cause; by the Executive without Good Reason; or upon the Expiration Date. If the Executive’s employment with the Company is terminated pursuant to Sections 4(c), 4(e), or 4(g) following the Executive’s election not to renew the Term or Renewal Term, the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense and benefits reimbursements, any earned but unpaid Annual Bonus, and any accrued and unused vacation days (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date. Provided however, in the event of a termination under Section 4(e) above, the Executive shall continue to receive, as if this Agreement had not been terminated the compensation set forth in Sections 3(a) and 3(c) and 3(h) for one year post termination, provided however the compensation amount set forth in Section 3(a) shall be paid as if such year was the final year of this Agreement prior to the Expiration Date.

(b) Death; Disability. If the Executive’s employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Executive (or his authorized representative or estate) shall be entitled to the following:

(i) the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination Date);

(ii) a pro-rata portion of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company;

(iii) vest the Executive on the applicable Termination Date for any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria as if the Executive continued to provide services to the Company for 12 months following the applicable Termination Date;

(iv) subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code; and

(v) in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of the Base Salary in effect on the Termination Date until the earlier of (A) the 12-month anniversary of the Termination Date, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the 12-month anniversary of the Termination Date will compensate the Executive’s estate the difference in net compensation.

(c) Termination by the Company without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause despite the restriction against doing so under Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall be entitled to the following:

(i) The Accrued Obligations and all Base Salary (at the increased rate set forth in Section 5(d)), Stock Compensation, bonuses, payments, compensation, benefits, bonuses, milestone payments and any other payment, including but not limited to everything payable under Section 3 of this Agreement earnable through the Expiration Date (“Future Obligations”), payable on or before the time required by law but in no event more than 30 days after the applicable Termination.

(ii) Full vesting of the Executive of any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria and any equity grants that would have accrued through the Expiration Date as set forth on Exhibit B or in any other agreement. All such grants, entitlements and rights, including any Compensation Shares and shares pursuant to Section 3(n) above, shall be valued at the lower of the Fair Market Value on (A) the date of this Agreement; (B) the Termination Date; or (C) the date of the Change of Control event.

(iii) Unless specified elsewhere in this Agreement for the benefit of the Executive, all rights, benefits, incentives and milestones bonuses or any other Company obligations, including but not limited to any items in Exhibit A or Exhibit B, shall be paid in accordance with the terms of this Agreement as if it was not terminated.

(iv) Subject to the Executive’s timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of 18 months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(v) Executive shall retain the proxy to vote any shares of common stock for which the Company has been granted a long-term proxy to vote such shares through the Expiration Date, unless the Executive is earlier terminated for Cause. Provided however if the Executive contests the termination for Cause, Executive shall retain such right until a final non-appealable court or arbitration decision that there was Cause.

(d) Change in Control or Good Reason. In addition to the Executive’s other rights described herein, upon a Change in Control or Good Reason, even if this Agreement is not terminated, the Base Salary for the calendar year in which the Change in Control or Good Reason occurs and all subsequent increases through the Expiration Date shall automatically and immediately increase until the Expiration Date by twenty percent (20%) from the Base Salary amounts otherwise set forth herein. All payments made to the Executive upon a Termination shall be calculated at the increased Base Salary calculated by this Section. In addition, the Fair Market Value milestones and the Total Market Value milestones in Exhibit A shall automatically decrease by 30% until the Expiration Date. Any Compensation Shares (as defined in Exhibit B) issued upon a Change in Control or Good Reason shall be valued at the lower of the Fair Market Value on (A) the date of this Agreement; or (B) the date of the Change of Control or Good Reason event.

(e) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(f) Effect of Termination as Officer on Board Position. Any termination of the Executive with respect to the Executive’s standing as an executive officer must expressly designate which such role is subject to termination. The termination of the Executive as an officer will not thereby terminate the Executive’s Board status.

(g) Default. In the event the Company fails to make any payment or issue any stock owed pursuant to this Section 5, even if such failure was because of a good faith belief that such amount were not due or payable, then commencing on the fifth (5th) day after such payment or stock issuance was due (the “Default Date”) interest shall accrue in cash at the rate of 24% per annum on such payment or the Full Market Value of such stock from the Default Date until such payment is made or stock is issued.

6. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iv) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7. Excess Parachute Payments.

(a) To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

8. Confidentiality and Restrictive Covenants.

(a) Covenant Against Disclosure. All Confidential Information (defined below) relating to the business of the Company and its affiliates is, shall be and shall remain the sole property and confidential business information of them, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and, except as he reasonably believes is necessary or appropriate with respect to the performance of his duties, shall not disclose any Confidential Information to third parties, without the prior written consent of the Company. “Confidential Information” includes without limitation such documents as business plans, source code, documentation, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company and its affiliates, existing or prospective customers, clients, investors or other third parties with whom the Company and its affiliates hereto have relationships or conduct business that may be disclosed to the Executive as part of the Executive’s employment. Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Executive from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

(b) Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof).

(c) Further Covenants. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

(ii) solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the 12 months prior to the termination of the Executive’s employment, in competition with the Company or its affiliates; or

(iii) persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within 1 year prior to the Executive’s Termination Date, unless such employee was terminated by the Company. It shall not be a breach of this provision if the Executive hires one non-executive level employee of the Company within one (1) year of the Termination Date.

9. D&O Insurance. At the request of the Executive, the Company shall obtain and continue for as long as Executive is employed by the Company, Directors and Officers insurance coverage (“D & O

Insurance”), at levels no less than $10,000,000 with an insurance company rated “A” or higher. In the event that Company elects to change coverage or carriers for its D & O Insurance, Company shall notify Executive of such change and purchase, at a minimum, a three-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Executive within five (5) days after termination of Company’s existing D & O Insurance. Upon the termination of the Executive’s employment the Company shall purchase, at a minimum, a three-year tail policy at the sole expense of Company and deliver evidence of such tail policy to Executive.

10. Current Employment Agreement. Any shares or share related compensation which have not yet vested or any bonuses which have not yet been earned pursuant to a prior employment agreement or otherwise approved by the Board will not be affected to the detriment of the Executive by this Agreement. Any bonuses or payments or potential payments previously authorized for the Executive, including without limitation, those associated with Food Hatch and Company spinoffs shall remain in effect and be considered a bonus under this Agreement.

11. Waiver. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, the Board has renounced on behalf of the Company and its shareholders all interest and expectancy to (or being offered any opportunity to participate in) any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, and the Executive shall have no obligation to communicate, offer, or present any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, whether centered on geography, land rights, or otherwise (the “Renouncement”). The Company acknowledges that the Renouncement is a material term of this Agreement and the Executive is specifically relying on the Renouncement in agreeing to enter into this Agreement. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, to the fullest extent permitted by law, the Company hereby prospectively waives any and all claims arising from any business transacted by the Executive that could be construed as a corporate opportunity of the Company. A copy of the Board resolution is attached hereto as Exhibit C.

12. No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

13. Non-Compete. During the term of this Agreement and for one year after the termination of this Agreement the Executive shall not, except as a passive investor holding 5% or less of the equity securities of a publicly traded company, have an equity, management, employment, consulting relationship with any person or entity that directly competes with the Company. In addition to the limitations contained in the preceding sentence, during the term of this Agreement and for one year after the termination of this Agreement, Employee will not engage in any form of commercial enterprise with any of the Company’s customers or potential customers the Company is currently in discussions with, other than for the retail purchase of food as a normal consumer. If any of the covenants contained in this section or any part thereof, are held by a court of competent jurisdiction to be unenforceable because of the duration or geographic scope of such provision, the activity limited by or the subject of such provision and/or the geographic area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

14. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense and the Company shall also indemnify Executive for any claims related to this Agreement. During the Term and thereafter, the Company also shall provide the Executive with coverage under its then current D&O Insurance to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 14 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

15. Disputes.

(a) Any dispute or controversy arising out of or relating to this Agreement or Executive’s employment shall be brought solely in the state and federal courts located in the State and County of

New York. Provided however, the Executive shall have the right to submit any such dispute to binding arbitration to by AAA or JAMS to take place in New York NY with all such costs to be paid by the Company.

(b) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c) The Company shall pay all of Executive’s legal expenses with respect to any such dispute regardless of who initiates the suit or any claims being made regarding the conduct of the Executive. Such payments shall be made on a monthly basis and shall be billed directly to the Company and will be considered an obligation of the Company. The Executive shall be entitled to seek preliminary injunctive relief from a Court or Arbitrator as appropriate to ensure such payments are made.

16. Integration. This Agreement, together with all other documents or agreement referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

17. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

18. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Company and Executive agree that this agreement is subject to review by tax counsel and in the event any provision of this Agreement would result in severe negative tax treatment for the Executive or the Company such provision will be deleted, and the Company and Executive shall negotiate in good faith to amend this Agreement to provide the Executive with a similar benefit without the negative tax treatment. Any ambiguity in any provision in this Agreement or in any other agreement between the Executive and the Company will be construed in a manner most beneficial to the Executive. The limitations and restrictions contained in Sections 8(c), and 13 shall not apply if the agreement is terminated by the Executive for Good Reason or by the Company without Cause.

19. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

20. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices.

     If to Executive:             Sam Klepfish

1983 New York Avenue

Brooklyn, NY 11210

     If to Company:             Innovative Food Holdings, Inc.

28411 Race Track Road

Bonita Springs, FL 34135

Attn: CFO

Fax: (866) 343 – 6491

     With a copy to:             Feder Kaszovitz LLP

845 Third Avenue

New York, New York 10022

Attn: Howard I. Rhine, Esq.

Fax: (212) 888-7776

22. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

23. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

INNOVATIVE FOOD HOLDINGS, INC.

By: _________________________

Name:

Title:

SAM KLEPFISH

_____________________

Exhibit A

Market Capitalization Milestones

If the Fair Market Value of the Company’s common stock reaches $1.50 or more for 20 consecutive trading days during the Term (a “Lookback Period”), the Executive shall receive, within five business days following such 20th consecutive trading day, an award of shares of common stock having an aggregate Fair Market Value (based on the average of the Fair Market Values during the Lookback Period) equal to 1.5% of the difference between the Total Market Value on the date of this Agreement and the Total Market Value as of such 20th consecutive trading day. For every $0.50 increase in the Fair Market Value of the Company’s common stock above $1.50 during a Lookback Period, the Executive will receive within five business days following each such lookback Period an award of common stock having an aggregate Fair Market Value (based on the average of the Fair Market Values during the Lookback Period) equal to 2% of the difference between the Total Market Value on the last trading day of the previous Lookback Period for which an award was payable and the Total Market Value on the last trading day for which the additional award is payable. As used in this Agreement, “Total Market Value” shall mean the Fair Market Value times the number of outstanding shares on the relevant date. Additionally, if the Total Market Value of the Company reaches $520,000,000 for 20 consecutive trading days during the Term the Executive shall receive, within five business days following such 20th consecutive trading day, a one-time bonus grant of shares of common stock having an aggregate value equal to two percent (2%) of the Total Market Value and if the Total Market Value of the Company reaches $750,000,000 for 20 consecutive trading days during the Term the Executive shall receive, within five business days following such 20th consecutive trading day, a one-time bonus grant of shares of common stock having an aggregate value equal to five percent (5%) of the Total Market Value. The Executive will be entitled to earn the applicable percentage for each milestone only once. Fair Market Value, share trading prices, outstanding equity and similar concepts employed herein shall be equitably adjusted to offset stock splits, consolidations, stock dividends and similar events.

While the Executive acknowledges that he is responsible to pay income taxes applicable to any issuances of stock pursuant to meeting the Market Capitalization Milestones, the Company agrees that it shall withhold and pay the taxes on behalf of the Executive for any such grant and will cover additional taxes, if any, owed by the Executive via a net issuance at the time of the issuance of any shares related to Market Capitalization Milestones and/or at the time of a Code 83(b) election, if so requested by the Executive.

Financial Milestones

EBIDTA. If the Company’s EBIDTA for any fiscal year shall exceed an amount agreed to by the Executive and the Compensation Committee, then the Company shall pay the Executive a cash bonus of an amount agreed to by the Executive and the Compensation Committee.

The Compensation Committee and the Executive agree to negotiate in good faith to finalize these bonuses within a reasonable amount of time, but no later than the end of the first fiscal quarter of each year.

The total cash bonuses paid for meeting the Financial Milestones shall not exceed 25% of the Executive’s Base Salary for any fiscal year.

Exhibit B

Annual Award

An annual award of shares of Company common stock having an aggregate value equal to half the Executive’s then Base Salary (“Stock Compensation”). Provided however, in the event of a Change in Control or any act or omission that would be deemed a Good Reason, even if this Agreement is not terminated, such amount will be increased, until the Expiration Date and retroactively to the effective date of this Agreement, to 100% of the Executive’s Base Salary and the Company shall issue additional shares so that the Stock Compensation for such time up to the Change in Control or act or omission that would be deemed a Good Reason and after the Change of Control or act or omission that would be deemed a Good Reason until the Expiration Date will be equal to such increased amount (“Compensation Shares”). Any Compensation Shares shall be issued within three (3) business days of the Change in Control event or act or omission that would be deemed a Good Reason. Stock Compensation shares shall be issued in twelve installments on the first business day of each calendar month and will vest monthly as issued (except as outlined below). Unless specified otherwise in this Agreement, shares will be valued at the Fair Market Value on the last trading day prior to each month’s issuance. The above notwithstanding, the amount of shares to be issued as Stock Compensation for 2019 shall be computed as of the last trading day in 2018.

While the Executive acknowledges that he is responsible to pay income taxes applicable to any issuances of stock pursuant to meeting the Annual Award, the Company agrees that it shall withhold and pay the taxes on behalf of the Executive and will cover any additional taxes owed by the Executive via a net issuance at time of issuance of any shares related to the Annual Award and/or at the time of a Code 83(b) election, if so requested by the Executive.

Treatment upon termination of employment

Death or Disability	All unvested award shares immediately vest on the applicable Termination Date.
Voluntary quit	All unvested award shares that did not yet vest will be cancelled on the last day of employment.
Termination for Cause	All unvested award shares that did not yet vest will be cancelled on the last day of employment.
Termination without Cause or for Good Reason	All unvested award shares immediately vest on the applicable Termination Date.

The terms of any award under this Exhibit B shall be more fully set forth in an Award Agreement. It is expressly acknowledged and agreed that this Exhibit B is a summary of the contemplated terms of the applicable Award Agreement, which shall be subject to the Company’s receipt of all corporate approvals required by applicable law or the applicable rules and regulations prior to effectiveness thereof. To the extent that there is any conflict between the terms of this Exhibit B and the applicable Award Agreement, the terms of the Award Agreement shall govern.